EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Brocade Communications Systems, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-158874, 333-156413, 333-156140, 333-143053, 333-140334, 333-129909, 333-129908, 333-117897, 333-103571, 333-100797, 333-72480, 333-64260, 333-53734, 333-39126, 333-95653, and 333-85187) and Form S-3 (Nos. 333-153208, 333-143109, and 333-84698) of Brocade Communications Systems, Inc. of our reports dated December 14, 2009, with respect to the consolidated balance sheets of Brocade Communications Systems, Inc. and subsidiaries as of October 31, 2009 and October 25, 2008, and the related consolidated statements of operations, cash flows, and stockholders’ equity and comprehensive income for each of the years in the three-year period ended October 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of October 31, 2009, which reports appear in the October 31, 2009 annual report on Form 10-K of Brocade Communications Systems, Inc.

Our report dated December 14, 2009 on the consolidated financial statements contains an explanatory paragraph which refers to accounting changes upon the adoption of Financial Accounting Standards Board ASC 740-10, Income Taxes at the beginning of the year ended October 25, 2008.

/s/ KPMG LLP

Mountain View, California

December 14, 2009